Exhibit 99.1

Company Contact Lisa Walthers Tel: 510.420.4167 lisa.walthers@bionovo.com

Robert Farrell Joins Bionovo’s Board of Directors

EMERYVILLE, Calif., January 5, 2012 — Bionovo Inc. (NASDAQ: BNVI) announced today the appointment of Robert E. Farrell, J.D., to the Company’s Board of Directors.  Mr. Farrell will also serve as an independent director and member of the Company’s Audit and Compensation committees. Mr. Farrell has more than 20 years of financial management experience in the pharmaceutical and biotech industries.

"We are very excited to add Mr. Farrell to our Board of Directors," stated Isaac Cohen, O.M.D., Bionovo's Chairman and Chief Executive Officer. “Bob has extensive experience with public markets, financial regulatory issues and with the structuring of corporate partnerships in the pharmaceutical and life science industries.  We believe Mr. Farrell’s background in these areas will prove valuable to Bionovo's current efforts, and we are quite excited to have access to his expertise.”

From 1996-2009, Mr. Farrell held the positions of Executive Vice President and CFO of Titan Pharmaceuticals, Inc. and was appointed President and CEO of Titan in December 2008, a position that he held through 2009.  Prior to Titan Pharmaceuticals, from 1991-1996, Mr. Farrell served as Corporate Group Vice President and CFO of Fresenius USA, a pharmaceutical manufacturing and medical device company focused on the treatment of end-stage renal disease.

Mr. Farrell holds an undergraduate degree from the University of Notre Dame and received his J.D. degree from the University of California.

“I believe that Menerba, and Bionovo’s pipeline of other drugs and innovative technologies, will provide safer treatments for unmet needs in the areas of women’s health and cancer.. I look forward to working with the Company as it advances its drug development programs,” said Mr. Farrell.

About Bionovo

Bionovo is a pharmaceutical company focused on the discovery and development of safe and effective treatments for women's health and cancer, markets with significant unmet needs and billions in potential annual revenue. The company applies its expertise in the biology of menopause and cancer to design new drugs derived from botanical sources which have novel mechanisms of action. Based on the results of early and mid-stage clinical trials, Bionovo believes they have discovered new classes of drug candidates within their rich pipeline with the potential to be leaders in their markets. Bionovo is headquartered in Emeryville, California and is traded on the NASDAQ Capital Market under the symbol, “BNVI”. For more information about Bionovo and its programs, visit http://www.bionovo.com.

Forward Looking Statements

This release contains certain forward-looking statements relating to the business of Bionovo, Inc. that can be identified by the use of forward-looking terminology such as "believes," "expects," or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product development, efficacy and safety, regulatory actions or delays, the ability to obtain or maintain patent or other proprietary intellectual property protection, market acceptance, physician acceptance, third party reimbursement, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov. Bionovo, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.